STATE of DELAWARE
                           LIMITED LIABILITY COMPANY
                           CERTIFICATE of FORMATION

                              PRESTIGA FUND, LLC

NOW COMES, Prestiga Capital Management, Inc., a Delaware corporation, as Managing Member, to certify and acknowledge the formation of Prestiga Fund, LLC, a Delaware Limited Liability Company (the "Company"), to be effective upon the date of filing of this Certificate to evidence said formation with the Secretary of State for the State of Delaware.

FIRST: The name of the limited liability company is:  Prestiga Fund, LLC

SECOND: REGISTERED AGENT AND REGISTERED OFFICE

The registered agent and registered office is c/o Corporate Systems Inc., 101
N. Fairfield Dr., Dover, DE 19901 (Kent County) as agent for Prestiga Fund,
LLC.

THIRD: DURATION

The existence of Prestiga Fund, LLC will be perpetual.

FOURTH: THE NAME AND ADDRESS OF THE SOLE MANAGING MEMBER

The sole Managing Member is: Prestiga Capital Management, 21 Cummings Park, Suite 200, Woburn, MA 01801.

FOURTH: THE PURPOSE OF THE LIMITED LIABILITY COMPANY

The Company shall act as the vehicle to acquire capital to be traded by one or more professional commodity trading advisors and for such other purposes as the Managing Member or the vote of the Members as provided in the LLC Operating Agreement may, from time to time, legally determine. The Company shall have initial capital of $1,000. There will be no other contribution to capital prior to the sale of a minimum number of units of limited liability company interests (the "Units") pursuant to the terms of offering documents to be prepared by the Managing Member on behalf of the Company as the issuer. The operation of the Company shall be governed and controlled by the LLC Operating Agreement also to be effective as of the date this Certificate is filed with the State of Delaware, as said LLC Operating Agreement may be amended, from time to time, without amendment to this Certificate.

WHEREFORE, this Certificate of Formation of Prestiga Fund, LLC was signed by the sole Managing Member, first duly authorized, for the purposes stated herein on this 1st day of October, 2004 to be effective on the date filed with the State of Delaware.

                              Prestiga Capital Management, Inc.
                              Managing Member

                              By: /s/ C. William Hoilman
                                  C. William Hoilman, Esq.
                                  President